Exhibit 1

Identification of Members of the Group

Polygon Convertible Opportunity Master Fund

Polygon Management Ltd.

Polygon Global Partners LP

Polygon Global Partners LLP

TFG Asset Management L.P.

Patrick G. G. Dear

Reade E. Griffith